FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports First Quarter 2026 Financial Results
-- Total revenue of $177 million, reflecting increase of 5 percent over first quarter 2025 driven by growth across commercial portfolio, including EXPAREL volume growth of 7 percent --
-- Completed enrollment in Phase 3 registrational study of ZILRETTA in osteoarthritis pain of the shoulder; study on track for topline readout by end of year --
-- Conference call today at 4:30 p.m. ET --
BRISBANE, Calif., April 30, 2026 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today reported financial results for the first quarter of 2026.
“Pacira entered 2026 with strong momentum as our 5x30 strategy continues to generate clear and measurable results,” said Frank D. Lee, chief executive officer of Pacira BioSciences. “In the first quarter, we delivered solid topline performance, highlighted by renewed growth across our commercial portfolio. This performance is fueled by a powerful combination of expanding market access, growing awareness and adoption, and mounting real world evidence, all of which are reinforcing each other.”
“Importantly, we are now entering a data-rich period, with key readouts this year expected from Part A of our Phase 2 study of PCRX-201 in knee osteoarthritis, as well as our registrational studies for ZILRETTA in shoulder osteoarthritis and iovera° in spasticity. As we move through 2026, we will continue to execute our 5x30 strategy to drive durable revenue growth, deliver clinical innovation, and create long-term value for patients and shareholders into and beyond 2030,” continued Mr. Lee.
First Quarter 2026 Financial Highlights
•First quarter revenues of $177.4 million
•First quarter GAAP net income of $2.9 million, or $0.07 per share (basic and diluted)
•First quarter adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $40.2 million
•First quarter non-GAAP net income of $24.5 million, or $0.60 per share (basic and diluted)
•Repurchased 2.2 million shares of common stock at an average price of $22.28 per share, for a cost of $50.0 million
See “Non-GAAP Financial Information” below.

Recent Business Highlights
•Patient Enrollment Concluded in Phase 3 Registration Study Evaluating Safety and Efficacy of ZILRETTA for the Treatment of Shoulder Osteoarthritis. In April 2026, the company concluded patient enrollment in its Phase 3 registration study of ZILRETTA for osteoarthritis, or OA, pain of the shoulder. The company expects to report topline results later this year. If the study is successful, ZILRETTA could be the first product with an on-label indication for OA pain of the shoulder.
•Real-world EXPAREL Data Shows Lower Total Healthcare Costs in Outpatient THA and TKA Procedures. In April 2026, the company presented data from three real-world studies supporting the economic value of EXPAREL in total hip arthroplasty (THA) and total knee arthroplasty (TKA) procedures performed in hospital outpatient department (HOPD) settings at the Academy of Managed Care Pharmacy Annual 2026 Meeting. Across the analyses, EXPAREL use was associated with lower or comparable total healthcare costs and reduced opioid utilization in certain patient populations over follow-up periods of up to six months.
•Two Real-world Studies Highlight Benefits of EXPAREL in TKA and Spinal Fusion Procedures. In March 2026, the company presented findings from real-world studies evaluating the benefits of EXPAREL in orthopedic procedures, including TKA and spinal fusion. In both studies, EXPAREL was associated with lower total cost of care compared with ropivacaine in one study and non-liposomal bupivacaine standard of care in the other, with reductions observed in both outpatient and inpatient surgical settings. The data were presented at the Orthopaedic Research Society 2026 Annual Meeting.
•Two Real-world Studies from IGOR Registry Highlight Clinical Effectiveness of EXPAREL for TKA and Long-term Pain Management with iovera° for OA of the Knee. In March 2026, the company presented real-world evidence from its Innovations in Genicular Outcomes Registry, or IGOR, a first-of-its-kind multicenter, prospective, longitudinal registry. The first study demonstrated EXPAREL was associated with improvements in pain, opioid use, function, and length of stay following TKA as compared to patients who received conventional bupivacaine and ropivacaine. The second study demonstrated cryoneurolysis treatment with iovera° was associated with longer-term improvement in pain and function for up to 12 months, relative to a typical improvement of outcomes for 4 to 6 months following alternative intra-articular agents. The data were presented at the American Academy of Orthopedic Surgeons 2026 Annual Meeting.
First Quarter 2026 Financial Results
•Total revenues were $177.4 million in the first quarter of 2026, a 5 percent increase over the $168.9 million reported for the first quarter of 2025.
•EXPAREL net product sales were $143.3 million in the first quarter of 2026, a 5 percent increase over the $136.5 million reported for the first quarter of 2025. First quarter volume growth of 7 percent was partially offset by a shift in vial mix, discounting associated with the launch of our third group purchasing organization (GPO) partnership last year, and returns related to a major winter storm in January.
•ZILRETTA net product sales were $26.8 million in the first quarter of 2026, a 15 percent increase over the $23.3 million reported for the first quarter of 2025.

•First quarter 2026 iovera° net product sales were $6.2 million, a 21 percent increase over the $5.1 million reported for the first quarter of 2025.
•Sales of bupivacaine liposome injectable suspension to third-party licensees were $1.2 million in the first quarter of 2026, versus the $2.6 million reported for the first quarter of 2025.
•Total operating expenses were $170.5 million in the first quarter of 2026, compared to $166.9 million in the first quarter of 2025.
•Research and development (R&D) expenses were $28.1 million in the first quarter of 2026, compared to $25.3 million in the first quarter of 2025.
•Selling, general and administrative (SG&A) expenses were $93.9 million in the first quarter of 2026, compared to $86.8 million in the first quarter of 2025.
•GAAP net income was $2.9 million, or $0.07 per share (basic and diluted) in the first quarter of 2026, compared to $4.8 million, or $0.10 per share (basic and diluted) in the first quarter of 2025.
•Non-GAAP net income was $24.5 million, or $0.60 per share (basic and diluted) in the first quarter of 2026, compared to $30.0 million, or $0.65 per share (basic) and $0.62 per share (diluted), in the first quarter of 2025.
•Adjusted EBITDA was $40.2 million in the first quarter of 2026, compared to $44.1 million in the first quarter of 2025.
•Pacira ended the first quarter of 2026 with cash, cash equivalents and available-for-sale investments (“cash”) of $202.2 million.
•Pacira had 40.9 million and 46.5 million diluted weighted average shares of common stock outstanding in the first quarters of 2026 and 2025, respectively.
•For non-GAAP measures, Pacira had 40.9 million and 49.3 million diluted weighted average shares of common stock outstanding in the first quarters of 2026 and 2025, respectively.
See “Non-GAAP Financial Information” below.
Share Repurchase Program
During the first quarter of 2026, the company repurchased 2.2 million shares of its common stock through open market transactions for $50.0 million. At March 31, 2026, the company had 39.3 million shares of common stock outstanding and $100.0 million remaining on its current share repurchase authorization, which expires December 31, 2026.
2026 Financial Guidance
Today the company is reiterating its full-year 2026 guidance as follows:
•EXPAREL net product sales of $600 million to $620 million;
•Total revenue of $745 million to $770 million;
•Non-GAAP gross margin of 77 percent to 79 percent;
•Non-GAAP R&D expense of $105 million to $115 million;
•Non-GAAP SG&A expense of $320 million to $340 million; and
•Stock-based compensation of $54 million to $62 million.
See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, April 30, 2026, at 4:30 p.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.
Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP R&D expense, non-GAAP SG&A expense, non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average diluted common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.
These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margin, R&D expense and SG&A expense outlook for 2026 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.
About Pacira
Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®º, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing a pipeline of clinical-stage assets for musculoskeletal pain and adjacencies, its most advanced product candidate, PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy in Phase 2 clinical development for osteoarthritis of the knee. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)
EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults. The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.
Important Safety Information about EXPAREL for Patients
EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.
About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)
On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.
Indication and Select Important Safety Information for ZILRETTA
Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.
Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:
•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.
Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.
Please see ZILRETTALabel.com for full Prescribing Information.
About iovera®°
The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.
Indication and Select Important Safety Information for iovera°
Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.
Important Safety Information
⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

About PCRX-201 (enekinragene inzadenovec)
PCRX-201 (enekinragene inzadenovec) features an innovative design based on the company’s proprietary high-capacity adenovirus vector platform. It is currently being studied in the fundamental, underlying chronic inflammatory processes that contribute to “wear and tear” over time in osteoarthritis of the knee, a condition that affects more than 14 million individuals in the U.S. today.
In November 2024, Pacira reported promising data from a large Phase 1 study in which PCRX-201 provided sustained improvements in knee pain, stiffness, and function through two years following local administration, with a well-tolerated safety profile. PCRX-201 has received Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration and Advanced Therapy Medicinal Products (ATMP) designation from the European Medicines Agency. PCRX-201 is the first gene therapy to achieve these clinical results and earn these regulatory designations in osteoarthritis of the knee—a testament to its promise and potential.
Given the promising Phase 1 results, dosing is underway in a Phase 2 study of PCRX-201 (the ASCEND study) for the treatment of knee osteoarthritis. To learn more about PCRX-201 and the company’s clinical development program, please visit the investor events section of the company’s investor website.
About the High-capacity Adenovirus Vector Platform
In February 2025, in support of the company’s ‘5x30’ growth strategy, Pacira acquired GQ Bio Therapeutics GmbH (GQ Bio) and its novel high-capacity adenovirus (HCAd) gene therapy vector platform. This platform solves many of the challenges in the field of gene therapy that have prevented its utilization in treating common diseases, such as osteoarthritis.
Key features include:
•The HCAd vector is much more efficient at delivering genes into cells compared to many other gene therapies that rely on adenovirus associated virus, or AAV, vectors. As a result, the desired effect can be achieved with much smaller doses.
•The vector used in the HCAd platform can carry up to 30,000 base pairs of DNA, which enables gene therapy with multiple or larger genes compared to AAV vectors.
•Genetic medicines based on the HCAd platform can be administered locally and have the potential for redosing at therapeutically appropriate intervals.
•Lower dose levels and efficient delivery of genes into cells means that thousands of doses can be produced in a single batch. As a result, therapies built on the HCAd platform are expected to have a commercially attractive and viable cost of goods profile.
Beyond PCRX-201 and other product candidates in preclinical development, the company has identified numerous well-validated cytokines that could also be the basis for locally administered genetic therapies using the HCAd platform.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: '5x30', our growth and business strategy, our future outlook, the strength and efficacy of our intellectual property protection and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act, and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the acquired businesses and/or assets will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA, iovera° and any of our other product candidates, including, but not limited to, PCRX-201 and PCRX-2002; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary high-capacity adenovirus (“HCAd”) vector platform; the approval of the commercialization of our products in other jurisdictions (by either us or our partners); clinical trials in support of an existing or potential HCAd-based product candidate; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the Company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.
These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the SEC.

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Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Sara Marino, (973) 370-5430 sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$144,306	$158,545
Short-term available-for-sale investments	57,874	79,879
Accounts receivable, net	125,635	124,069
Inventories, net	150,370	152,863
Prepaid expenses and other current assets	36,776	32,618
Total current assets	514,961	547,974
Fixed assets, net	136,281	140,690
Right-of-use assets, net	39,409	41,777
Goodwill	19,773	20,214
Intangible assets, net	353,227	368,100
Deferred tax assets	122,115	123,854
Investments and other assets	22,768	22,308
Total assets	$1,208,534	$1,264,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,012	$15,150
Accrued expenses	84,957	95,601
Lease liabilities	9,818	9,839
Total current liabilities	108,787	120,590
Long-term debt, net	367,656	372,189
Lease liabilities	33,705	36,176
Contingent consideration	15,789	18,066
Deferred tax liabilities	4,093	4,213
Other liabilities	24,611	20,572
Total stockholders’ equity	653,893	693,111
Total liabilities and stockholders’ equity	$1,208,534	$1,264,917

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net product sales:
EXPAREL	$143,274	$136,529
ZILRETTA	26,767	23,338
iovera°	6,176	5,123
Bupivacaine liposome injectable suspension	1,159	2,604
Total net product sales	177,376	167,594
Royalty revenue	—	1,329
Total revenues	177,376	168,923
Operating expenses:
Cost of goods sold (exclusive of amortization of acquired intangible assets)	36,413	34,306
Research and development	28,072	25,342
Selling, general and administrative	93,944	86,776
Amortization of acquired intangible assets	14,322	14,322
Other operating (gains) expenses, net	(2,277)	6,187
Total operating expenses	170,474	166,933
Income from operations	6,902	1,990
Other income (expense):
Interest income	1,930	6,895
Interest expense	(3,699)	(4,580)
Other, net	(135)	4,401
Total other (expense) income, net	(1,904)	6,716
Income before income taxes	4,998	8,706
Income tax expense	(2,082)	(3,894)
Net income	$2,916	$4,812

Net income per common share:
Basic and diluted net income per common share	$0.07	$0.10
Weighted average common shares outstanding:
Basic	40,461	46,275
Diluted	40,910	46,526

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2026	2025
GAAP net income	$2,916	$4,812

Non-GAAP adjustments:
Changes in the fair value of contingent consideration	(2,277)	(2,675)
Acquisition-related expenses and key employee holdback (1)	880	1,862
Legal settlement (2)	—	7,000
Stock-based compensation	13,539	14,553
Realized gain on equity investment	—	(4,227)
Amortization of debt discount	56	22
Amortization of acquired intangible assets	14,322	14,322
Tax impact of non-GAAP adjustments (3)	(4,963)	(5,635)
Total non-GAAP adjustments	21,557	25,222

Non-GAAP net income	$24,473	$30,034

GAAP basic and diluted net income per common share	$0.07	$0.10

Non-GAAP basic net income per common share	$0.60	$0.65
Non-GAAP diluted net income per common share	$0.60	$0.62

Non-GAAP net income	$24,473	$30,034
Interest expense on convertible senior notes, net of tax (4)	—	518
Non-GAAP net income used for diluted earnings per common share (4)	$24,473	$30,552

Weighted average common shares outstanding - basic	40,461	46,275
Weighted average common shares outstanding - diluted	40,910	46,526
Non-GAAP weighted average common shares outstanding - diluted (4)	40,910	49,347

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands) (unaudited)

(1) In February 2025, we acquired the remaining 81% of GQ Bio that we did not already own. During the three months ended March 31, 2025, we incurred acquisition-related expenses of $1.5 million mainly related to third-party services and legal fees associated with the acquisition of GQ Bio, which were recorded to other operating (gains) expenses, net in the condensed consolidated statement of operations. As part of the purchase agreement, $7.8 million of expense will be recognized and paid over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20%, respectively, which resulted in $0.8 million and $0.4 million recognized in the condensed consolidated statement of operations for the three months ended March 31, 2026 and 2025, respectively.

(2) We recognized $7.0 million of legal settlement costs during the three months ended March 31, 2025 related to the settlement of patent infringement lawsuits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd. in recognition of our expected savings with respect to, among other things, the avoidance of fees, costs, time and resources associated with continuing the litigations.

(3) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with stock-based compensation. For the three months ended March 31, 2026 and 2025, the non-GAAP effective income tax rate was approximately 22% and 24%, respectively.

(4) For the three months ended March 31, 2025, the company’s 0.75% convertible senior notes due 2025 (“2025 Notes”) were excluded from diluted net income per common share on a GAAP basis as the impact was antidilutive. On a non-GAAP basis, these potential securities resulted in a dilutive impact on diluted net income per common share. The non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the periods presented, which resulted in an additional 2.8 million common shares upon an assumed conversion and added back $0.5 million of interest expense, net of tax, to non-GAAP net income for the three months ended March 31, 2025. The 2025 Notes matured on August 1, 2025, and were repaid in cash.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except percentages) (unaudited)
	Three Months Ended
	March 31,
	2026	2025
Cost of goods sold reconciliation:
GAAP cost of goods sold	$36,413	$34,306
Stock-based compensation	(1,643)	(1,716)
Non-GAAP cost of goods sold	$34,770	$32,590

Gross margin reconciliation:
Total revenues	$177,376	$168,923
GAAP gross margin	$140,963	$134,617
GAAP gross margin percentage	79%	80%
Adjustments to GAAP gross margin:
Stock-based compensation	1,643	1,716
Non-GAAP gross margin	$142,606	$136,333
Non-GAAP gross margin percentage	80%	81%

Research and development reconciliation:
GAAP research and development	$28,072	$25,342
Stock-based compensation	(1,830)	(2,241)
Accrued key employee holdback	(880)	—
Non-GAAP research and development	$25,362	$23,101

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$93,944	$86,776
Stock-based compensation	(10,066)	(10,596)
Non-GAAP selling, general and administrative	$83,878	$76,180

Weighted average common shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	40,910	46,526
Dilutive common shares associated with the 2025 Notes	—	2,821
Non-GAAP weighted average common shares outstanding - diluted	40,910	49,347

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2026	2025
GAAP net income	$2,916	$4,812

Interest income	(1,930)	(6,895)
Interest expense (1)	3,699	4,580
Income tax expense	2,082	3,894
Depreciation expense	7,009	6,846
Amortization of acquired intangible assets	14,322	14,322
EBITDA	28,098	27,559

Other adjustments:
Changes in the fair value of contingent consideration	(2,277)	(2,675)
Acquisition-related expenses and key employee holdback	880	1,862
Legal settlement	—	7,000
Stock-based compensation	13,539	14,553
Realized gain on equity investment	—	(4,227)
Adjusted EBITDA	$40,240	$44,072
Descriptions of the other adjustments are noted above in the reconciliation of GAAP to Non-GAAP financial information.
(1) Includes amortization of debt discount and debt issuance costs.

Pacira BioSciences, Inc.

Summary of 2026 Financial Guidance
(dollars in millions)

2026 Financial Guidance	Amount
EXPAREL net product sales	$600 to $620
Total revenues	$745 to $770
Non-GAAP gross margin	77% to 79%
Non-GAAP research and development expense	$105 to $115
Non-GAAP selling, general and administrative expense	$320 to $340
Stock-based compensation	$54 to $62

Reconciliation of GAAP to Non-GAAP 2026 Financial Guidance
(dollars in millions)

2026 Non-GAAP Financial Guidance	GAAP	Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP (2)
Gross margin	76% to 78%	Approximately 1%	77% to 79%
Research and development expense	$116 to $128	$11 to $13	$105 to $115
Selling, general and administrative expense	$359 to $386	$39 to $46	$320 to $340
(1) The full-year impact of GAAP to Non-GAAP adjustments primarily relates to stock-based compensation.
(2) Full-year guidance excludes the transaction costs and potential impact of any acquisitions or business development transactions that have not been completed.

Our long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP consolidated financial statements. When we provide long-term targets for any of the non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact us and our financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.